EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

     The following is a list of the Company’s subsidiaries for the eight-month transition period ending August 31, 2003, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X of the United States Securities and Exchange Commission (17 CFR 210.1-02(w)).

     Asgrow Seed Company LLC (Delaware)

     DEKALB Genetics Corporation (Delaware)

     Holden’s Foundation Seeds, L.L.C. (Iowa)

     Monsanto Ag Products LLC (Delaware)

     Monsanto Argentina S.A.I.C. (Argentina)

     Monsanto Canada, Inc. (Canada)

     Monsanto do Brasil Ltda. (Brazil)

     Monsanto Europe S.A./N.V. (Belgium)

     Monsanto Nordeste S.A. (Brazil)

     Monsanto SAS (France)

     Monsanto Technology LLC (Delaware)

     Monsanto U.K. Limited (United Kingdom)

     Semillas y Agroproductos Monsanto, S.A. de C.V. (Mexico)